EXHIBIT 21.1

SUBSIDIARIES OF COMMERCIAL VEHICLE GROUP, INC.

Entity		Jurisdiction

1.	Trim Systems, Inc.	Delaware

2.	Trim Systems Operating Corp.	Delaware

3.	CVG International Holdings, Inc.	Barbados

4.	CVG Vehicle Components (Shanghai) Co., Ltd.	China

5.	CVS Holdings Limited	United Kingdom

6.	Commercial Vehicle Systems Limited	United Kingdom

7.	Bostrom Limited	United Kingdom

8.	Bostrom Investments Limited	United Kingdom

9.	KAB Seating, L.L.C.	Delaware

10.	Bostrom International Limited	United Kingdom

11.	KAB Seating AB	Sweden

12.	KAB Seating PTY. LTD.	Australia

13.	KAB Seating SA	Belgium

14.	National Seating Company	Delaware

15.	KAB Seating Limited	United Kingdom

16.	KAB Components Limited	United Kingdom

17.	CVS Holdings, Inc.	Delaware

Entity		Jurisdiction
18.	Sprague Devices, Inc.	Delaware

19.	CVG Management Corporation	Delaware

20.	CVG Logistics, LLC	Delaware

21.	Mayflower Vehicle Systems, LLC	Delaware

22.	T.S. Mexico S. de R. L. de C.V.	Mexico

23.	Monona Corporation	Delaware

24.	Monona Wire Corporation	Iowa

25.	Monona (Mexico) Holdings LLC	Illinois

26.	MWC de Mexico S. de R.L. de C.V.	Mexico

27.	EMD Servicious, S.A. de C.V.	Mexico

28.	Cabarrus Plastics, Inc.	North Carolina

29.	CVG European Holdings, LLC	Delaware

30.	CVG International GP	Bermuda

31.	C.I.E.B. Kahovec, spol. s.r.o.	Czech Republic

32.	CVG Czech Management, s.r.o.	Czech Republic

33.	CVG Global s.a.r.l.	Luxembourg

34.	CVG Czech I s.r.o.	Czech Republic

35.	PEKM Kabeltechnik s.r.o.	Czech Republic

36.	Prettl MKRT Ukraine LLC	Ukraine

37.	CVG Oregon, LLC	Delaware

38.	CVG CS LLC	Delaware

Entity		Jurisdiction
39.	Comercial Vehicle Group Mexico S. de R.L. de C.V.	Mexico

40.	CVG AR LLC	Delaware

41.	CVG Alabama, LLC	Delaware

42.	CVG Vehicle Components (Beijing)	China

43.	CVG Seating India Private Limited	India